EXHIBIT (j)iii


                         CONSENT OF INDEPENDENT AUDITORS



We consent to the incorporation by reference in Post-Effective Amendment No. 32 to the Registration Statement of Franklin Templeton Variable Insurance Products Trust on Form N-1A, File No. 33-23493 of our report dated January 28, 2000 except for Note 8, as to which the date is February 8, 2000, on our audit of the financial statements and financial highlights of Templeton Asset Allocation Fund a series of Templeton Variable Products Series Fund, which report is included in the Annual Report to Shareholders for the year ended December 31, 1999 filed with the Securities and Exchange Commission pursuant to section 30(d) of the Investment Company Act of 1940, which is incorporated by reference in the Registration Statement. We also consent to the reference to our firm under the captions "Financial Highlights" and "Auditor."




                                      /s/PricewaterhouseCoopers LLP


Fort Lauderdale, Florida
April 28, 2000